Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-131455) and Form S-8 (Nos. 333-160867 and 333-118771) of Access National Corporation of our reports dated March 15, 2017 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Middleburg Financial Corporation, appearing in the Annual Report on Form 10-K of Middleburg Financial Corporation for the year ended December 31, 2016 and included in Exhibit 99.1 of this Current Report on Form 8-K/A.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia
June 16, 2017